Exhibit 99.1

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NASDAQ Symbol: QCCO

NEWS RELEASE

Investor Relations Contact:	Media Contact:
Douglas E. Nickerson (913-234-5154)	Tom Linafelt (913-234-5237)
Chief Financial Officer	Director – Corporate Communications

QC Holdings, Inc. Announces $2.50 Special Cash Dividend

Through Leveraged Recapitalization

OVERLAND PARK, KS (December 7, 2007) – QC Holdings, Inc. announced today that it has completed a $95 million recapitalization of its balance sheet designed to return immediate value to its stockholders while preserving financial flexibility to support the company’s strategic growth plan.

Concurrent with the recapitalization, QC’s Board of Directors approved a $2.50 per share special cash dividend, payable on December 27, 2007 to stockholders of record at the close of business on December 18, 2007, with an ex-dividend date of December 14, 2007. Shareholders who sell their shares prior to the ex-dividend date will also be selling their right to receive the special cash dividend. QC’s common stock will start trading on an ex-dividend basis beginning December 14, 2007, in accordance with NASDAQ Global Market rules.

“This special cash dividend provides a meaningful return of investment to our stockholders, while optimizing the company’s capital structure given its historical ability to generate strong cash flow,” commented Douglas E. Nickerson, QC’s Chief Financial Officer. “The leveraged recapitalization of the company provides a term loan to fund the special cash dividend, as well as a reasonable level of available borrowing capacity to accommodate our growth strategy.”

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QC Holdings, Inc.

Announcement of $2.50 Special Cash Dividend

The company restated and amended its prior credit facility to provide borrowing capacity of $95 million through a $50 million term loan and a $45 million revolving credit facility. The maximum borrowings under the overall credit facility may be increased to $145 million in accordance with the terms of the amended credit facility. The company will utilize the $50 million term loan to fund the special cash dividend and related transaction costs. Approximately $12 million will be drawn immediately under the $45 million revolving credit facility, leaving approximately $33 million available for future general corporate purpose borrowings.

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QC Holdings, Inc.

Announcement of $2.50 Special Cash Dividend

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 594 branches in 24 states at December 7, 2007. With more than 23 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 594 branches through a combination of de novo branches and acquisitions. During fiscal 2006, the company advanced approximately $1.1 billion to customers through payday loans and reported total revenues of $172.3 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) the increased leverage of the company as a result of the payment of the special cash dividend, (2) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

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